SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary  Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.a-11(c) or ss. 240.a-12

                               Genta Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]      No fee required

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       1)    Title of each class of securities to which transaction applies:

             -----------------------------------------------------------------


       2)    Aggregate number of securities to which transaction applies:

             -----------------------------------------------------------------


       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             -----------------------------------------------------------------


       4)    Proposed maximum aggregate value of transaction:

             -----------------------------------------------------------------

       5)   Total fee paid:

            -----------------------------------------------------------------

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)       Amount Previously Paid:

                ---------------------------------------------------------------

       2)       Form, Schedule or Registration Statement No.:

                ---------------------------------------------------------------

       3)       Filing Party:

                ---------------------------------------------------------------

       4)       Date Filed:

                ---------------------------------------------------------------

                                 [Company Logo]


                           3550 GENERAL ATOMICS COURT
                               SAN DIEGO, CA 92121
                                 (619) 455-2700

                                                                 March 14, 1997


Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders which will be held on April 4, 1997, at 11:00 a.m., at the Hyatt Regency, 3777 La Jolla Village Drive, La Jolla, California.

         The Board of Directors unanimously recommends adoption of a proposal, referred to in the Proxy Statement, which would effectuate a one for ten reverse stock split of the Company's outstanding Common Stock. The Nasdaq Stock Market, Inc. has indicated that shares of Common Stock of the Company will be delisted from the Nasdaq Stock Market unless a minimum bid price, which this proposal is designed to effect, is achieved. See "Threat of Nasdaq Delisting" on page 4. Your vote is therefore especially important.

         The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

         After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the prepaid envelope to ensure that your shares will be represented at the meeting. If you have any questions or need assistance in voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 or (212) 929-5500 (call collect).

         A copy of the Company's Form 10-K for the year ended December 31, 1996 is enclosed.

         The Board of Directors and Management look forward to seeing you at the meeting.

                                                  Sincerely yours,

                                                  /s/ Thomas H. Adams
                                                  -------------------
                                                  Thomas H. Adams, Ph.D.
                                                  Chairman of the Board and
                                                  Chief Executive Officer

                               GENTA INCORPORATED



                                  ------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 4, 1997



                                  ------------

         The  Annual  Meeting  of  Stockholders   ("Annual  Meeting")  of  Genta
Incorporated (the "Company") will be held at the Hyatt Regency, 3777 La Jolla Village Drive, La Jolla, California, on April 4, 1997 at 11:00 a.m., for the following purposes:

         1. To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to effectuate a one for ten reverse stock split (if approved, each ten shares of outstanding Common Stock will be converted into one share of Common Stock and the conversion ratios of the outstanding shares of Preferred Stock will be commensurately adjusted), while reducing the authorized number of shares of Common Stock of the Company from 150,000,000 to 70,000,000.

         2.       To elect one Class III director.

         3. To ratify the selection of Ernst & Young LLP as the Company's independent auditors.

         4. To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

         The Board of Directors has fixed the close of business on March 4, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote will be available at the Assistant Secretary's office, 3550 General Atomics Court, San Diego, California, for ten days before the meeting.

March 14, 1997                             By Order of the Board of Directors,



                                           /s/ Thomas H. Adams
                                           -------------------
                                           Thomas H. Adams, Ph.D.
                                           Chairman of the Board and
                                           Chief Executive Officer

         IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND IN PERSON, PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                               GENTA INCORPORATED
                           3550 GENERAL ATOMICS COURT
                           SAN DIEGO, CALIFORNIA 92121
                                 (619) 455-2700
                                  ------------

                                 PROXY STATEMENT

                                  ------------

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Genta Incorporated, a Delaware corporation (the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the Hyatt Regency, 3777 La Jolla Village Drive, La Jolla, California, on April 4, 1997 at 11 a.m. and any adjournment thereof (the "Annual Meeting"). The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the approval of Proposal One described in this Proxy Statement, FOR the election of the nominee for Class III director listed in this Proxy Statement and FOR the approval of Proposal Three described in this Proxy Statement.

         Stockholders of record of the Company's Common Stock (the "Common Stock") at the close of business on March 4, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 39,991,626 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date. As of the close of business on the Record Date, the Company also had 528,100 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") and 1,424 shares of Series C Convertible Preferred Stock ("the Series C Preferred Stock") outstanding and entitled to notice of the Annual Meeting. Holders of the Series A and Series C Preferred Stock are not entitled to vote at the Annual Meeting.

         Proposal One to be approved will require the affirmative vote of a majority of the shares of outstanding Common Stock. Directors are elected by a plurality vote of shares present in person or represented by proxy and entitled to vote on the election of directors. Proposal Three and any other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. Broker non-votes and other circumstances in which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

         The entire expense of printing, preparing, assembling and mailing proxy materials and the cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone, telegram or facsimile. No additional compensation will be paid to such persons for such solicitation. In addition, the Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for an estimated cost not to exceed $10,000, plus reimbursement of reasonable out-of-pocket expenses. MacKenzie Partners, Inc. will solicit proxies from individuals, brokers, banks, nominees and other institutional holders. Approximately 20 persons will be utilized by MacKenzie Partners, Inc. in their solicitation efforts, which may be made by telephone, facsimile, telegram and in person.

         The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock and Series A and Series C Preferred Stock.

         This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about March 14, 1997.


                                    IMPORTANT

         PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, YOUR SHARES OF COMMON STOCK CAN BE VOTED. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE ANNUAL MEETING.

                                  PROPOSAL ONE

   APPROVAL FOR A ONE FOR TEN REVERSE STOCK SPLIT OF THE COMPANY'S OUTSTANDING COMMON STOCK AND DECREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         The Company's Board of Directors has unanimously approved and recommended that the stockholders of the Company approve an amendment to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), to effect a one for ten reverse stock split of the Company's outstanding Common Stock and to reduce the Company's authorized shares of Common Stock from 150,000,000 to 70,000,000 (the "Reverse Split Amendment"). If this proposal is approved, the Certificate of Incorporation will be amended in the form attached hereto as Exhibit A.

ADVANTAGES

         The Nasdaq Stock Market, Inc. ("Nasdaq") has indicated that shares of Common Stock of the Company will be delisted from the Nasdaq Stock Market unless a minimum bid price, which this proposal is designed to effect, is achieved. See "Threat of Nasdaq Delisting" below. The Board of Directors believes that such a delisting could adversely affect the ability of the Company to attract new investors.

         The increase in the portion of authorized shares that would be unissued after the reverse stock split (the "Increased Available Portion of Shares") could be used for any proper corporate purpose approved by the Board of Directors of the Company. The Increased Available Portion of Shares will provide the Company with additional flexibility to issue additional shares in connection with future financings. The Company has entered into a Letter of Intent, dated January 28, 1997, with an investment banking firm pursuant to which such firm confirmed its interest in acting as placement agent, on a "best efforts" basis, of a private placement of convertible preferred stock, convertible notes and warrants to purchase common stock for proceeds of up to $7,500,00 (plus an over-allotment option), subject to certain conditions set forth therein. Additional shares could also be used for employee benefit plans or in connection with acquisitions by the Company.

DISADVANTAGES

         Because the Reverse Split Amendment will result in the Increased Available Portion of Shares, it may be construed as having an anti-takeover effect, although neither the Board of Directors nor the management of the Company views this proposal in that perspective. However, the Company could use the Increased Available Portion of Shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Company by, for example, privately placing shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. In addition, shares of Common Stock may be issued in the event that the rights issued in connection with the Company's
Stockholder Rights Plan are exercised. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the By-Laws or certain provisions of the Certificate of Incorporation would not receive the requisite vote. Such uses of the Common Stock could render more difficult, or discourage, an attempt to acquire control of the Company, if such transaction were opposed by the Board of Directors. Further, the Increased Available Portion of Shares not otherwise required to meet the Company's obligations under its Certificate of Incorporation (including shares of Common Stock which the Company could be required to issue upon an Event of Default under the Senior Secured Convertible Bridge Notes issued by the Company in February, 1997 (the "Convertible Notes") could be issued by the Company without further stockholder approval, which could result in further dilution to the holders of Common Stock.

         As of March 5, 1997 there were (i) 39,991,626 shares of Common Stock outstanding; (ii) 528,100 shares of Series A Preferred Stock, par value $.001 per share outstanding; (iii) 1,424 shares of Series C Preferred Stock, par value $.001 per share outstanding; (iv) 1,649,302 options granted and not expired, cancelled nor exercised; and (v) warrants granted to purchase 21,557,685 shares of Common Stock. As of March 5, 1997, pursuant to the terms of outstanding convertible instruments, options, warrants and other obligations, the Company may be required to issue in the future up to approximately 100,000,000 shares of Common Stock; an additional approximately 300,000,000 shares of Common Stock might also be issuable upon an Event of Default under the Convertible Notes. As the conversion rates and anti-dilution adjustments of some of these convertible instruments are influenced by the market price of the Company's Common Stock at any given time, the numbers of shares of Common Stock issuable upon conversion of such instruments will be affected by fluctuations in the market price of the Company's Common Stock.

REQUIRED VOTE

         In order to be adopted, this proposal must receive the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

THREAT OF NASDAQ DELISTING

         Since October 22, 1996 the Company's Common Stock has been trading at less than $1.00 per share. Effective February 7, 1997, the Company's Common Stock was removed from the Nasdaq National Market System and began trading on the Nasdaq SmallCap Market under a conditional exception from the bid price and capital surplus requirements of the Nasdaq SmallCap Market. Nasdaq has indicated that, unless the Company's Common Stock achieves a minimum bid price of at least $1.50 per share by April 7, 1997, and maintains a minimum bid price of at least $1.50 per share for a period of ten consecutive days thereafter, the Company's Common Stock will be delisted from the Nasdaq SmallCap Market. The Company believes that, if the Reverse Split Amendment is approved, it can meet these requirements; however, there can be no assurance that, even with the reverse stock split, the Company will be able to maintain its listing on the Nasdaq
SmallCap Market. To maintain such Nasdaq listing, the Company will also be required to make a public filing with the SEC and Nasdaq evidencing minimum capital and surplus of $6,000,000 on or before April 7, 1997. While the Company believes that it can meet this capital and surplus level by such date, there can be no assurance that the Company will succeed in timely achieving this requirement. There can be no assurance that approval of the Reverse Split Amendment will succeed in raising the bid price of the Company's Common Stock above $1.50 per share, that such minimum price, if achieved, would be maintained for the requisite period, or that even if Nasdaq's minimum bid price requirement were satisfied, the Company's Common Stock would not be delisted from the Nasdaq SmallCap Market for other reasons.

EXCHANGE OF STOCK CERTIFICATES

         If the Reverse Split Amendment is approved by the Company's stockholders, the Company will instruct its transfer agent to act as its exchange agent (the "Exchange Agent") and to act for holders of Common Stock in implementing the exchange of their certificates.

         Commencing on the effective date of the Reverse Split Amendment (the "Effective Date"), stockholders will be notified and requested to surrender their certificates representing shares of Common Stock to the Exchange Agent in exchange for certificates representing post-reverse split Common Stock. One share of new Common Stock will be issued in exchange for each ten presently issued and outstanding shares of Common Stock. Beginning on the Effective Date, each certificate representing shares of the Company's Common Stock will be deemed for all corporate purposes to evidence ownership of shares of post-reverse split Common Stock.

LIQUIDATION OF FRACTIONAL SHARES

         No scrip or fractional certificates will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by ten will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to receive one additional share of Common Stock for any fractional share to which they would otherwise be entitled. As a result of the reverse stock split, stockholders who now own "round lots" may hold "odd lots" and, as a result, may be subject to increased transaction costs on the sale of their Common Stock.

         Stockholders are encouraged to surrender their certificates to the Exchange Agent for certificates evidencing whole shares of the Common Stock due them for fractional interests.

FEDERAL INCOME TAX CONSEQUENCES

         The reverse stock split should not result in the recognition of gain or loss. The holding period of the shares of postsplit Common Stock will include the stockholder's respective holding periods for the shares of pre-reverse split Common Stock exchanged therefor, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the shares of post-reverse split Common Stock will be the same as the adjusted basis of the Common Stock exchanged therefor.

         Although not free from doubt, the above treatment should also apply with respect to additional shares received for fractional shares. However, it is possible that the receipt of additional shares could be wholly or partly taxable. Holders should consult with their own tax advisors.

NO DISSENTER'S RIGHTS

         Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to the reverse stock split.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL ONE.

                                  PROPOSAL TWO

                              ELECTION OF DIRECTOR

         The Company has three classes of directors serving staggered three-year terms. Class I and Class II each consist of two directors and Class III consists of three directors. Currently, there is one director vacancy in Class II and two director vacancies in Class III. One Class III director is to be elected at the Annual Meeting for a term of three years expiring at the Annual Meeting in 2000 or until such director's successor shall have been elected and qualified. The other directors of the Company will continue in office for their existing terms, which expire in 1998 and 1999 for Class I and Class II directors, respectively.

         Unless authority to vote for directors is withheld, the Company intends that the shares represented by the enclosed proxy will be voted for the election of Robert E. Klem, Ph.D, who is currently a member of the Board of Directors of the Company, and a Class III Director. In the event such nominee becomes unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of such person as the Board of Directors may select. The Board of Directors has no reason to believe that such nominee will be unable or unwilling to serve.

         The Board of Directors has not nominated anyone to fill the two Class III Director vacancies. Proxies cannot be voted for more than one Class III Director.

         Set forth below is information regarding the nominee for the Class III director and the continuing directors of Class I and Class II, including information furnished by them as to their principal occupations at present and for the past five years, certain directorships held by each, their ages as of February, 1997 and the year in which each became a director of the Company.

         Name                                                          Age
         ----                                                          ---

         CLASS III

Robert E. Klem, Ph.D.  ...............................................  52

Dr. Klem has been a director of the Company since February 1991 and a Vice President of the Company since October 1991. Dr. Klem co-founded JBL Scientific, Inc. ("JBL"), a wholly owned subsidiary of the Company, in 1973 and, since then, has been Chairman of the Board and Chief Technical Officer of JBL with responsibility for research, development and marketing activities. Previously, Dr. Klem was the Plant Manager for E.I. DuPont in Victoria, Texas from 1970 to 1974. Dr. Klem received his Ph.D. in Organic Chemistry from the University of California at Riverside.

         CLASS I

Thomas H. Adams, Ph.D. ..............................................   54

Dr. Adams was the founder of the Company and has been Chairman of the Board and Chief Executive Officer of the Company since February 1989. He previously served as Chairman of the Board and Chief Executive Officer of Gen-Probe Incorporated ("Gen-Probe"), which he co-founded in 1984. Prior to joining Gen-Probe, he held the positions of Senior Vice President of Research & Development and Chief Technical Officer at Hybritech Incorporated ("Hybritech"), a leading monoclonal antibody products company which was acquired by Eli Lilly and Company in 1986. He had previously held senior scientific management positions with Technicon Instruments Corp., the Hyland Laboratories Division of Baxter Travenol, and DuPont. Dr. Adams is a director of Life Technologies, Inc., a life sciences company, and three private biotechnology firms. He received his Ph.D. in Biochemistry from the University of California at Riverside.

Sharon B. Webster, Ph.D.  ..........................................   59

Dr. Webster has been a director of the Company since February 1989. She has been President, Chief Executive Officer, Chairman of the Board and Managing Director of A. A. Global, Inc., a consulting firm, since 1989. From 1988 to 1989, she was a financial consultant at Shearson Lehman Hutton Inc. From 1983 to 1988 Dr. Webster was an investment banker and account executive at Johnston, Lemen & Co. Inc. She received her Ph.D. in International Political and Economic Relations from the University of Virginia.

         CLASS II

Paul O.P. Ts'o, Ph.D.  .............................................   67

Dr. Ts'o has been a director of the Company since its inception in February 1988. Dr. Ts'o is currently Professor of Biophysics, Department of Biochemistry at The Johns Hopkins University ("Johns Hopkins"). Dr. Ts'o has been a professor at Johns Hopkins since 1967, and was Director of the Division of Biophysics from 1973 to 1990. He received his Ph.D. from the California Institute of Technology.

         The Board of Directors held 27 meetings during the year ended December 31, 1996. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors had served. Directors receive no fees for their services, but non-employee directors are eligible for stock options (see "Compensation of Executive Officers and Directors -- Compensation of Directors").

         By letter dated October 8, 1996, James C. Blair, Ph.D. announced that he would be resigning as a Director and as Vice Chairman of the Board of Directors of the Company, effective immediately. Dr. Blair cited as the reason for the resignation his perception that his views regarding the proper program to resolve the financial and strategic issues faced by the Company were irreconcilably different from those held by the Company's Chairman of the Board of Directors and by a majority of the Company's Board of Directors.

         Effective as of the close of business on October 22, 1996, Samuel D. Colella resigned from the Company's Board of Directors. Effective as of the close of business on January 28, 1997, David F. Hale resigned from the Company's Board of Directors. Neither cited a reason.

         The Board of Directors appointed an Executive Committee, a Compensation Committee, a Stock Plan Committee, and an Audit Committee in 1995 and the designated members of such committees were designated to continue to serve until such members' respective successors are duly designated and qualified or until such members' earlier resignation or removal.

         The Company does not have a standing Nominating Committee. The functions customarily performed by a nominating committee are performed by the Board of Directors as a whole. Any stockholder who wishes to make a nomination at an annual or special meeting for election of directors must do so in compliance with the applicable procedures set forth in the Company's By-laws. The Company will furnish copies of such By-law provision upon written request to the Company, Attention: Investor Relations, at the offices of the Company, at 3550 General Atomics Court, San Diego, California 92121.

          The members of the Executive Committee were Thomas H. Adams, James C. Blair, David F. Hale and Samuel D. Colella. The Executive Committee held three meetings during 1996. Subject to the ultimate direction and control of the Board of Directors, the Executive Committee's function is to exercise, with certain exceptions, all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company.

         The members of the Stock Plan  Committee  were James C. Blair and David
F. Hale. The Stock Plan Committee held one meeting during 1996. The Stock Plan Committee's functions are to supervise the administration of, and grant options under, the 1991 Stock Plan of the Company (the "1991 Stock Plan").

          The members of the Compensation  Committee were Thomas H. Adams, James
C. Blair and David F. Hale. The Compensation Committee held one meeting during 1996. The compensation of the officers was not addressed at this meeting. The Compensation Committee's functions are to assist in the implementation of, and provide recommendations with respect to, general and specific compensation policies and practices of the Company.

          The members of the Audit Committee were Thomas H. Adams, James C. Blair and Samuel D. Colella. The Audit Committee did not hold any meetings during 1996. The Audit Committee's functions are to review the scope of the annual audit, monitor the independent auditor's relationship with the Company, advise and assist the Board of Directors in evaluating the auditor's review, supervise the Company's financial and accounting organization and financial reporting, and nominate for stockholder approval at the annual meeting, with the approval of the Board of Directors, a firm of certified public accountants whose duty it is to audit the financial records of the Company for the fiscal year for which they are appointed.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE CLASS III NOMINEE FOR DIRECTOR LISTED ABOVE.

           STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth information as of March 5, 1997 as to shares of Common Stock beneficially owned by (i) the Company's directors, (ii) the Company's executive officers named in the Summary Compensation Table set forth herein, (iii) the directors and executive officers of the Company as a group and (iv) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock of the Company. As of March 5, 1997, each share of Series A Preferred Stock was convertible at the option of the holder, unless previously redeemed, into 21.31 shares of Common Stock. In addition, the Series A Preferred Stock is subject to mandatory redemption, as described in the following paragraph. Each share of Series C Preferred Stock is convertible into that number of shares of Common Stock determined by dividing the sum of $1,000 plus accrued dividends on each share of Series C Preferred Stock by the conversion price of the Series C Preferred Stock. The conversion price of the Series C Preferred Stock is equal to 75% of the average of the closing bid prices of the Company's Common Stock on the Nasdaq Stock Market for a specified period prior to the conversion date. The number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock included in the table set forth below is based upon the Nasdaq Stock Market closing bid price of the Company's Common Stock on March 5, 1997, which was $.4375. Except as required by law or with respect to the creation or amendment of senior classes of preferred stock or creation of different series or classes of Common Stock, and in certain other instances, the holders of Series A and Series C Preferred Stock do not have voting rights until conversion into Common Stock. As the conversion rates and anti-dilution adjustments of these convertible preferred stocks are influenced by the market price of the Company's Common Stock at any given time, the numbers of shares of Common Stock issuable upon conversion of such instruments will be affected by fluctuations in the market price of the Common Stock.

                                                                              Amount and Nature
                                                                                 of Beneficial         Percent
Name and Address of Beneficial Owner                                             Ownership(1)          of Class
------------------------------------                                             ------------          --------
Paramount Capital Asset Management, Inc.....................................      40,915,000(2)          51.15%
    787 Seventh Avenue
    New York, New York  10019

Desai Capital Management Incorporated.......................................       3,411,853(3)           7.93%
    540 Madison Avenue
    New York, New York  10022

Institutional Venture Partners IV...........................................       2,543,783(4)           6.12%
    3000 Sand Hill Road
    Building 2, Suite 290
    Menlo Park, California 94025

SkyePharma PLC
    105 Piccadilly
    London W1V 9FN, England.................................................       2,320,561(5)           5.48%

Paul O.P. Ts'o..............................................................       887,000(6)             2.22%
Thomas H. Adams.............................................................       635,397(7)             1.58%
Robert E. Klem..............................................................       283,154(8)                 *
Lauren Brown................................................................       213,443(9)                 *
Robert Wang.................................................................       85,945(10)                 *
Zofia E. Dziewanowska.......................................................       85,233(11)                 *
Guy Van de Winckel..........................................................       60,000(11)                 *
Sharon B. Webster...........................................................        24,000(6)                 *

All directors and executive officers
    as a group (8 persons)..................................................       2,274,172(12)          5.62%

---------------
*        Less than one percent

(1) The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission (the "SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 5, 1997, through the exercise of any stock option, convertible security, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2) Based on information as of February 24, 1996 contained in a Statement on Schedule 13D filed with the SEC by Paramount Capital Asset Management, Inc. ("PCAM"), Dr. Lindsay A. Rosenwald, The Aries Fund and The Aries Domestic Fund, L.P. According to the Schedule 13D, Dr. Rosenwald and PCAM may be deemed to have shared voting and investment power over the 26,640,500 and 14,274,500 shares of Common Stock, respectively, which may be deemed to be beneficially owned by The Aries Fund and The Aries Domestic Fund, L.P.(collectively, the "Aries Funds"). According to the Schedule 13D, The Aries Fund owns (i) 640,500 shares of Common Stock, (ii) $1,950,000 principal amount of a Senior Secured Convertible Bridge Note (a "Convertible Note") which, subject to antidilution adjustments, is initially convertible into 390,000 shares of Series D Preferred Stock (the "Series D Preferred Stock"), which, in turn, subject to antidilution adjustments, are initially convertible into 13,000,000 shares of Common Stock, and (iii) five-year warrants to purchase 13,000,000 shares of Common Stock. According to the Schedule 13D, The Aries Domestic Fund, L.P. owns (i) 274,500 shares of Common Stock, (ii) $1,050,000 principal amount of a Convertible Note which, subject to antidilution adjustments, is initially convertible into 210,000 shares of Series D Preferred Stock, which, in turn, subject to antidilution adjustments, are initially convertible into 7,000,000 shares of Common Stock, and (iii) five-year warrants to purchase 7,000,000 shares of Common Stock. Pursuant to a Note and Warrant Purchase Agreement dated January 28, 1997 with the Company, the Aries Funds have the right to appoint a majority of the members of the Board of Directors of the Company; provided, however, that in the event the Company has not obtained Future Financings (as defined in the Note and Warrant Purchase Agreement) in excess of $3,500,000 on or before the date which is six months after the Bridge Closing Date referred to therein, then the Aries Funds shall have the contractual right to appoint only two directors or observers and, if additional directors have been appointed, they shall be required to resign. As of the date of this Proxy Statement, the Aries Funds had not exercised such right.

(3) Desai Capital Management Incorporated ("DCMI") acts as an investment advisor to Equity-Linked Investors, L.P. ("ELI") and Equity-Linked Investors-II ("ELI-II"). Rohit M. Desai is the managing general partner of Rohit M. Desai Associates and Rohit M. Desai Associates-II, the general partners of ELI and ELI-II, respectively. Mr. Desai is the sole stockholder, Chairman of the Board and President of DCMI. Includes 2,920,543 shares of Common Stock currently issuable upon the conversion of the Series A Preferred Stock and 137,000 shares issuable upon the exercise of warrants beneficially owned by ELI and ELI-II. Also includes 176,379 and 177,931 shares of Common Stock held by ELI and ELI-II, respectively. Does not include 2,400 shares of Common Stock owned directly by DCMI and 600 shares of Common Stock owned by an individually managed account for which DCMI provides investment advisory services.

(4) Consists of: (i) 875,618 shares of Common Stock and 1,628,693 shares of Common Stock issuable upon the conversion of Series C Preferred Stock beneficially owned by Institutional Venture Partners IV; and (ii) 13,334 shares of Common Stock, 22,138 shares of Common Stock issuable upon the conversion of Series C Preferred Stock and 4,000 vested options to purchase Common Stock beneficially owned by Institutional Venture Management IV.

(5)      Based on  information  as of June 26, 1996  contained in a Statement on
         Schedule 13D filed with the SEC by Jagotec AG ("Jagotec"), Jago Finance Limited, Jago Holding AG and SkyePharma PLC ("SkyePharma"; collectively, the "Reporting Persons"). According to the Schedule 13D, as a result of SkyePharma's acquisition of Jago Holding AG, SkyePharma has become a beneficial owner of the Common Stock held by Jagotec and Jago Finance Limited, and each of the Reporting Persons has become a member of a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(6) Includes 4,000 shares of Common Stock which Dr. Ts'o and Dr. Webster may each acquire within 60 days after March 5, 1997 pursuant to the exercise of options.

(7) Includes 115,000 shares of Common Stock held in several trusts for Dr. Adams' children, as to which Dr. Adams has shared voting and investment power. Also includes 217,075 shares of Common Stock which may be acquired within 60 days after March 5, 1997 pursuant to the exercise of options.

(8) Includes 18,750 shares of Common Stock held by a trust for Dr. Klem's children, as to which Dr. Klem has shared voting and investment power. Includes 1,500 shares of Common Stock owned by Dr. Klem's wife, as to which he disclaims beneficial ownership. Also includes 48,076 shares of Common Stock which may be acquired within 60 days after March 5, 1997 pursuant to the exercise of options.

(9) Includes 12,865 shares of Common Stock which may be acquired within 60 days after March 5, 1997 pursuant to the exercise of options.

(10) Includes 42,945 shares of Common Stock which may be acquired within 60 days after March 5, 1997 pursuant to the exercise of options.

(11) These shares may be acquired within 60 days after March 5, 1997 pursuant to the exercise of options.

(12) Includes 474,194 shares of Common Stock which may be acquired within 60 days after March 5, 1997 pursuant to the exercise of options. Includes 133,750 shares of Common Stock held by family trusts for the benefit of family members of directors and officers as to which such directors and officers have voting and investment power.

         The Series A Preferred Stock was subject to a mandatory redemption (the "Mandatory Redemption") by the Company on September 23, 1996 (the "Redemption Date"). Under the terms of the Mandatory Redemption, as set forth in the Company's Certificate of Incorporation, the Redemption Price of $50 per share, plus accrued dividends, was to be paid, subject to certain conditions, in Common Stock valued at an average trading price for ten trading days before August 20, 1996 (the "Redemption Stock Value"). The Company elected to effect the Mandatory Redemption through the use of Common Stock, and then was required to use its best efforts to arrange with an investment bank acceptable to the holders of Series A Preferred Stock for a firm commitment underwriting relating to such shares. The Company was unable to arrange for such a firm commitment offering and is now required to use its reasonable efforts to arrange for a firm commitment underwriting as promptly as practicable and to redeem any remaining outstanding shares of Series A Preferred Stock upon arranging for such firm commitment underwriting. Upon the issuance of such Common Stock (valued at the Redemption Stock Value), the following holders of Series A Preferred Stock would beneficially own more than five percent of the then outstanding shares of Common Stock of the Company:

                             Number of Shares of                    Percent of
                                Common Stock                           Class
                             -------------------                    ----------
DCMI                              7,133,002(1)                        15.25%

Orefund                            3,878,361                           8.84%

Bridge & Co.                      2,553,285(2)                         6.02%

---------------

(1) Includes an aggregate of 6,641,692 shares of Common Stock issuable in redemption of the Series A Preferred Stock and 137,000 shares issuable upon the exercise of warrants beneficially owned by ELI and ELI-II. Also includes 176,379 and 177,931 shares of Common Stock held by ELI and ELI-II, respectively.

(2) Includes 2,423,975 shares of Common Stock issuable in redemption of the Series A Preferred Stock and 129,310 shares of Common Stock owned by Bridge & Co.

                                LEGAL PROCEEDINGS

                  On February 5, 1997, ELI and ELI II (collectively, the "Plaintiffs") who, as a group, may be deemed to beneficially own more than five percent of the outstanding shares of the Common Stock of the Company as holders of Series A Preferred Stock, filed suit (the "Suit") in the Delaware Court of Chancery (the "Court") against the Company, each of the Company's directors and the Aries Funds. Through the Suit, the Plaintiffs are seeking to enjoin the transactions contemplated by the Note and Warrant Purchase Agreement (the "Transactions"), rescission of the Transactions, damages, attorney fees, and such other and further relief as the Court may deem just and proper. The Suit alleges that the Board of Directors of the Company breached fiduciary duties by failing to consider financing alternatives to the Transactions and further alleges that the Transactions were not in the best interests of the stockholders. Additionally, the Suit alleges that the Aries Funds aided and abetted such breach of fiduciary duty through their participation in the Transactions. On March 4 and 5, 1997, a trial was held before the Court. The Court has established a briefing schedule and set a hearing for post-trial arguments on April 1, 1997. The Company believes that the lawsuit is without merit.


                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth compensation for services in all capacities to the Company, for the fiscal years ended December 31, 1994, 1995 and 1996 of: (i) those persons who were, respectively, at December 31, 1996 the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company whose total annual salary and bonus for fiscal year 1996 exceeded $100,000; and (ii) one additional individual who would have been one of such other four most highly compensated executive officers if such individual had served as an executive officer for the entire fiscal year (collectively, the "Named Officers").

                                                      SUMMARY COMPENSATION TABLE

                                                                                                           Long-Term
                                                          Annual Compensation                            Compensation
                                       ---------------------------------------------------------            Awards
                                                                                                          Securities
Name and                                                                          Other Annual            Underlying
Principal Position                    Year      Salary ($)       Bonus ($)       Compensation($)          Options(#)
------------------                    ----      ----------       ---------       ---------------          ----------
Thomas H. Adams, Ph.D.                1996      $285,000(5)          --                --                  27,990(5)
Chairman of the                       1995         285,000           --                --                 200,000(1)
Board and Chief                       1994         283,542           --                --                   --
Executive Officer

Zofia E. Dziewanowska,                1996      $235,000(5)          --                --                  15,735(5)
Ph.D., M.D., Senior Vice              1995         235,000           --            14,759(3)              120,000(1)
President, Global Clinical            1994       137,348(2)       10,000           14,362(3)                --
Affairs

Guy Van de Winckel                    1996        $170,000           --                --                   --
Vice President, European              1995         170,000           --                --                  60,000(1)
Operations and President              1994         170,000           --             37,000(3)               --
of Genta Pharmaceuticals
Europe, S.A.

Robert E. Klem, Ph.D.                 1996      $155,000(5)          --           2,580(4)                  8,533(5)
Vice President, Chairman              1995       161,458(8)          --           2,580(4)                 45,000(1)
of the Board of JBL                   1994         154,292           --           2,580(4)                  --

Robert Wang                           1996        $150,000           --                --                   --
Vice President                        1995       135,833(6)          --                --                  60,000(1)
Corporate Operations                  1994         130,000           --                --                   --


                                                                                                           Long-Term
                                                          Annual Compensation                            Compensation
                                       ---------------------------------------------------------            Awards
                                                                                                          Securities
Name and                                                                          Other Annual            Underlying
Principal Position                    Year      Salary ($)       Bonus ($)       Compensation($)          Options(#)
------------------                    ----      ----------       ---------       ---------------          ----------
Howard Sampson(7)                     1996        $175,000           --                --                   --
Vice President and Chief              1995         132,671           --                --                    65,000
Financial Officer                     1994         123,958           --                --                   --

---------------

(1) These options (the "New Options") were granted in exchange for unexercised options granted prior to April 20, 1995 with an exercise price above $2.25 per share (the "Old Options"). The New Options were granted at fair market value at the date of grant and have the same vesting schedule as the Old Options. However, the New Options were not exercisable until after April 20, 1997, regardless of the Old Option's vesting schedule, unless the holder is terminated involuntarily without cause prior to April 20, 1997. None of these options have been exercised to date.

(2) Dr. Dziewanowska joined the Company in May 1994. Dr. Dziewanowska's salary for 1994 reflects a partial year of service.

(3) Represents payments for expenses incurred in connection with relocation including applicable tax gross-ups.

(4)      Represents payments for an insurance policy covering Dr. Klem.

(5) Options were granted to Named Officers during the year ended December 31, 1996 to compensate them for accepting deferral of the payment of a portion of base salary. The portions of salaries so deferred are included in the 1996 salary figures in this table, consisting of $35,625, $19,583 and $12,917 for Dr. Adams, Dr. Dziewanowska and Dr. Klem, respectively.

(6) Effective September 1, 1995 Dr. Wang received a salary increase of $20,000 and stock options exercisable for 20,000 shares of Common Stock. The additional 40,000 options are New Options granted in exchange for Old Options.

(7) In October, 1996, Mr. Sampson entered into an executive compensation agreement with the Company which requires (i) the continued payment of Mr. Sampson's salary at his then current rate of $175,000 until October 18, 1997, the first anniversary of the date of Mr. Sampson's voluntary resignation from the Company; (ii) eligibility for coverage under the Company's health insurance plan; and (iii) the grant of 75,000 shares of the Company Common Stock at no cost to Mr. Sampson. As of the date of this Proxy Statement, such shares have not been issued to Mr. Sampson. In 1996, Mr. Sampson received an aggregate of $37,522 in severance payments under the agreement.

(8) Represents 25 bi-monthly pay periods during 1995 that resulted from Dr. Klem's having been transferred from the Company's payroll calendar to JBL's payroll calendar in September of 1995.

COMPENSATION OF DIRECTORS

         Directors of the Company receive no fees for their services as directors or committee members. Non-employee directors are reimbursed by the Company for their out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. In addition, non-employee directors are eligible to receive automatic grants of nonstatutory stock options pursuant to the 1991 Stock Plan.

         During 1996, Dr. Ts'o, a non-employee director, received $38,333 under a consulting agreement between Dr. Ts'o and the Company. The agreement may be terminated by either party upon giving written notice to that effect.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         For the Company's fiscal year ended December 31, 1996, Thomas H. Adams, James C. Blair and David F. Hale were the members of the Company's Compensation Committee. Mr. Blair resigned from the Board of Directors on October 8, 1996. Mr. Hale resigned from the Board of Directors on January 28, 1997. Dr. Adams is Chairman of the Board of Directors and Chief Executive Officer of the Company. None of the executive officers of the Company had any "interlock" relationship to report during the Company's fiscal year ended December 31, 1996.

         The Company's Relationship with Jagotec. In December 1992, the Company and Jagotec formed Genta Jago Technologies B.V ("Genta Jago"), a 50/50 joint venture to develop and commercialize therapeutic products on a worldwide basis. In 1996, SkyePharma acquired Jagotec. Dr. Adams is a managing director of Genta Jago.

         Among other things, the Company is required to provide loans to Genta Jago pursuant to a working capital agreement which expires in October 1998. The loans are advanced up to a mutually agreed upon maximum commitment amount, which amount is established by the parties on a periodic basis. As of December 31, 1996, the Company had advanced working capital loans of approximately $15,300,000 to Genta Jago, net of principal repayments and credits, which amount fully satisfied the loan commitment established by the parties through December 31, 1996. Such loans bear interest and are payable in full in October 1998, or earlier in the event certain revenues are received by Genta Jago from third parties. There can be no assurance, however, that Genta Jago will obtain the necessary financial resources to repay such loans to the Company.

         Under the terms of the joint venture, Genta Jago has contracted with the Company to conduct research and development and provide certain other services. Revenues associated with providing such services, totaling $1,500,000 in 1996, were recorded by the Company as a reduction of the related research and development and general and administrative expenses. Terms of the arrangement also grant the Company an option to purchase SkyePharma's interest in Genta Jago exercisable from December 1998 through 2000.

         Genta Jago's Collaboration with Gensia. In January 1993, Genta Jago entered into a collaboration agreement with Gensia, Inc. ("Gensia") for the development and commercialization of certain oral controlled-release pharmaceutical products for treatment of cardiovascular disease (the "Gensia Agreement"). Under the agreement, Gensia was to provide funding for formulation and preclinical development to be conducted by Genta Jago and was to be responsible for clinical development, regulatory submissions and marketing. Gensia in turn in 1994 entered into a collaboration with Boehringer Mannheim Pharmaceuticals Corporation ("Boehringer") to develop and co-promote Genta Jago's potential nifedipine product. Gensia transferred its rights under the collaboration agreement with Genta Jago to Brightstone Pharma, Inc. ("Brightstone"), SkyePharma's U.S. subsidiary, in October, 1996. In January 1993, Genta Jago entered into a collaboration agreement with Gensia, Inc. ("Gensia") for the development and commercialization of a potentially bioequivalent nifedipine product, an oral controlled-release pharmaceutical product for treatment of cardiovascular disease. Under the agreement, Gensia was to provide funding for formulation and preclinical development. Terms of the agreement provided Gensia exclusive rights to market and distribute the products in North America, Europe and certain other countries. Genta Jago received $2.2 million, $1.9 million and $4.9 million of research and development funding in 1996, 1995 and 1994, respectively, pursuant to the agreement. Collaborative revenues of $2.8 million, $3 million and $4.2 million were recognized under the agreement during the years ended December 31, 1996, 1995 and 1994, respectively.

         Dr. Adams is a member of Gensia's Scientific Advisory Board. Mr. Hale, a former outside director, is Chairman of the Board of Directors, President and Chief Executive Officer of Gensia.

PENSION AND LONG-TERM INCENTIVE PLANS

         The Company has no pension or long-term incentive plans.

                                  STOCK OPTIONS

         The following tables summarize the option grants to and exercises by the Named Officers and the value of these options held by such persons at the end of fiscal 1996. The Company does not grant Stock Appreciation Rights. Grants of options to purchase a total of 128,323 shares were made in 1996 solely to compensate employees for accepting deferral of a portion of their salaries. The Company granted options to purchase a total of 128,323 shares to employees in fiscal 1996.


                                              OPTION GRANTS IN FISCAL YEAR 1996
                                                                                              POTENTIAL REALIZABLE VALUE
                                                                                              AT ASSUMED ANNUAL RATES
                                                                                              STOCK PRICE APPRECIATION
                                                        INDIVIDUAL GRANTS                         FOR OPTION TERM(1)
                                          -------------------------------------------------    ------------------------
                                           NUMBER OF     % OF
                                          SECURITIES TOTAL OPTIONS   EXERCISE
                                          UNDERLYING  GRANTED TO      OR BASE
                                            OPTIONS  EMPLOYEES IN      PRICE       EXPIRATION
NAME                                      GRANTED (#) FISCAL YEAR     ($/SH)          DATE         5%($)        10%($)
----                                      ----------- -----------     ------        --------     ---------    --------
Thomas H. Adams, Ph.D.................      27,990        22%      17,812 2.06         2006       23,156        58,601
                                                                   10,178 1.75         2006       11,196        28,396

Zofia E. Dziewanowska, Ph.D., M.D.....      15,735        12%       7,343 2.06         2006        9,546        24,158
                                                                    8,392 1.75         2006        9,231        23,414

Guy Van De Winckel....................        --          --             --              --        --           --

Robert E. Klem, Ph.D..................       8,533         6%       4,843 2.06         2006        6,296        15,933
                                                                    3,690 1.75         2006        4,059        10,295

Robert Wang...........................        --          --             --              --        --           --

Howard Sampson........................        --          --             --              --        --           --

---------------

(1) Assumes that the stock prices on the relevant grant dates ($2.0625 and $1.75 on February 8, 1996 and June 18, 1996, respectively) will have grown, as indicated, at: (a) 5% per annum over the term of the option, to $3.3596 and $2.8506, respectively; or (b) 10% per annum over the term of the option, to $5.3496 and $4.5390, respectively. The 5% and 10% assumed rates of appreciation are calculated pursuant to the regulations promulgated by the SEC and do not represent the Company's estimate or projection of the future Common Stock price.

                    OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

                                                                  Number of
                                                                 Securities                 Value of
                                                                 Underlying                Unexercised
                                                                 Unexercised              In-the-Money
                                                                 Options at                Options at
                                                             Fiscal Year End(#)       Fiscal Year End($)(1)
                                                             ------------------      -----------------------
                        Shares Acquired       Value
Name                    On Exercise (#)   Realized ($)     Exercisable Unexercisable  Exercisable Unexercisable
----                    ---------------   ------------     ----------- -------------  ----------- -------------
Thomas H. Adams, Ph.D.   --                  --             217,075         10,915     --            --

Zofia E. Dziewanowska,
   Ph.D., M.D.           --                  --              95,908         39,827     --            --

Guy Van de Winckel       --                  --              60,000          --        --            --

Robert E. Klem, Ph.D.    --                  --              48,076          5,457     --            --

Howard Sampson           --                  --              82,624         32,376     --            --

Robert Wang              --                  --              42,945         17,055     --            --

---------------------

(1) Calculated on the basis of the fair market value of the underlying securities as of December 31, 1996 ($.4375 per share), minus the exercise price.

                  BOARD REPORT TO STOCKHOLDERS ON COMPENSATION

OVERVIEW

         Although the Board of Directors appointed a Compensation Committee, each of its independent members resigned from the Board of Directors before the Committee had met to make any determinations or recommendations to the Board of Directors as to the compensation of the Company's Chief Executive Officer and other executive officers. Accordingly, this Report is being made by the full Board of Directors.

         The Company seeks to achieve three objectives which serve as guidelines in making compensation decisions:

         o Providing a total compensation package which is competitive and, therefore, enables the Company to attract and retain, on a long-term basis, high-caliber executive personnel;

         o        Integrating   compensation   programs   with   the   Company's
                  short-term   and   long-term   strategic   plan  and  business
                  objectives; and

         o        Encouraging achievement of business objectives and enhancement
                  of  stockholder  value  by  providing   executive   management
                  long-term incentive through equity ownership.

     In making its compensation determinations, the Board of Directors and prior years' Compensation Committees have relied, in part, on independent surveys and analyses of management compensation of companies in the biotechnology and pharmaceutical industries (including companies in the Nasdaq Pharmaceutical Stock Index used in the Company's Stock Price Performance Graph set forth in this Proxy Statement) and recommendations of management. The Board of Directors believes it has established executive compensation levels which are competitive with companies in the biotechnology and pharmaceutical industries when taking into account relative company size, stage of development, individual responsibilities and experience, individual and overall corporate performance and geographic location.

COMPONENTS OF EXECUTIVE COMPENSATION

     The Company's potential therapeutic products are in various stages of research and development, and no revenues have as yet been generated from therapeutic product sales. As a result, the use of traditional performance standards, such as corporate profitability, are not believed to be appropriate in the evaluation of the performance of the Company or its individual executives. The compensation of the Company's executive officers is based, in substantial part, on the achievement of individual and overall corporate objectives. Such objectives are established and modified as necessary to reflect changes in market conditions, and other factors. Individual and overall corporate performance is measured by reviewing whether these corporate objectives have been achieved.

     The Company's compensation package for executive officers generally consists of annual cash compensation and long-term compensation in the form of stock options. In light of the Company's stage of development, considerable emphasis is placed on equity-based compensation in an effort to preserve cash to finance the Company's research and development efforts.

ANNUAL CASH COMPENSATION

     Compensation levels for the Company's executive officers are determined, in part, through comparisons with companies of a similar size, stage of development and level of complexity in the biotechnology and pharmaceutical industries, and other companies with which the Company competes for personnel. In addition, the compensation level for each executive officer reflects an evaluation of the responsibilities required for each respective position, individual experience levels, and individual performance and contributions toward achievement of the Company's business objectives. The compensation levels for the Company's executive officers, including the Chief Executive Officer, are designed to be competitive within a range that the Compensation Committee determines to be reasonable in light of the aforementioned factors. Compensation levels are generally set at the midrange of the comparable companies in order to remain competitive and attract key personnel. The salary levels of each executive officer are reviewed on an annual basis and adjustments are made as deemed necessary.

STOCK OPTIONS

      The Board of Directors of the Company believes that by providing all full-time employees, including executive officers who have responsibility for the management and growth of the Company, with an opportunity to obtain an equity interest in the Company, the best interests of stockholders and executives will be closely aligned. Accordingly, all full-time employees, including executive officers, are eligible to receive stock option grants from time to time, giving them the right to purchase shares of the Company's Common Stock at a specified price.

COMPENSATION OF EXECUTIVE OFFICERS

     In making compensation decisions for 1996, the Board of Directors took into account the Company's limited cash resources, its weakened financial condition, the general financial performance of the Company and its subsidiaries during 1996 and the importance of retaining the Company's cash to finance its development programs. The Board of Directors also considered the importance to the Company of retaining highly qualified key personnel due to the complex and technologically sophisticated nature of the Company's business. In light of these factors, it was decided to increase the base salaries of Drs. Klem and Brown, based on JBL's performance, but not to increase the base salary of any other executive (other than Mr. Sampson) beyond 1995 levels, not to award any bonuses and to request that certain executives, including Drs. Klem and Brown, defer a portion of their base salary. The Board of Directors granted stock options in 1996 only to compensate the executives for such deferral of base salary. The above disclosure is not applicable to Mr. Sampson, the former Chief Financial Officer of the Company, who informed the Company in September, 1996 that he would not continue to perform essential duties for the Company unless the Company entered an employment contract, effective as of January 1, 1996, on terms acceptable to him. See footnote 7 to the Summary Compensation Table set forth under the caption "Compensation of Executive Officers and Directors." In light of the serious economic issues then faced by the Company, the Company felt it had no alternative but to enter into such employment contract.

     This Compensation Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

                                                   Thomas H. Adams, Ph.D.

                                                   Robert E. Klem, Ph.D.

                                                   Paul O.P. Ts'o, Ph.D.

                                                   Sharon B. Webster, Ph.D.

                          STOCK PRICE PERFORMANCE GRAPH

     The following graph illustrates a comparison of the five-year cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the CRSP Total Return Index for The Nasdaq National Market (U.S. and Foreign) (the "Nasdaq Composite Index") and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Index").1 The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                               [GRAPHIC OMITTED]




                                    December 31,  December 31,    December 31,   December 31,   December 31,   December 31,
                                        1991         1992            1993            1994           1995           1996
                                        ----         ----            ----            ----           ----           ----
Genta Incorporated..................     $100        $92.31          $75.69        $52.56         $25.64         $4.99
Nasdaq Composite....................      100        116.03          134.32        130.28         182.96        224.06
Nasdaq Pharmaceutical...............      100         83.22           74.17         55.83         102.05        102.44


         Assumes a $100 investment on December 31, 1991 in each of the Company's Common Stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Nasdaq Pharmaceutical Index.

--------
1 The Nasdaq Pharmaceutical Index includes all companies on Nasdaq within SIC code 283. A copy of the list of companies which comprise the Nasdaq Pharmaceutical Index may be obtained upon request by contacting Genta Incorporated, Investor Relations, 3550 General Atomics Court, San Diego, California 92121 (619) 455-2700.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In February 1989, the Company entered into a license agreement with Drs. Paul Ts'o and Paul Miller (the "Ts'o/Miller Agreement") pursuant to which Drs. Ts'o and Miller granted an exclusive license to the Company to certain issued patents, patent applications and related technology regarding the use of nucleic aids and oligonucleotides, including methylphosphonates, as pharmaceutical agents. Dr. Ts'o is a Director of the Company and a Professor of Biophysics, Department of Biochemistry at Johns Hopkins, and Dr. Miller is a Professor of Biochemistry, at the School of Public Health and Hygiene, Johns Hopkins. In May 1990, the Company entered into a license agreement with Johns Hopkins (the "Johns Hopkins Agreement," and such agreement, together with the Ts'o/Miller Agreement, being referred to herein as the "Ts'o/Miller/Hopkins Agreements") pursuant to which Johns Hopkins granted the Company an exclusive license to its rights in certain issued patents, patent applications and related technology developed as a result of research conducted at Johns Hopkins by Drs. Ts'o and Miller and related to the use of nucleic acids and obligonucleotides as pharmaceutical agents. In addition, Johns Hopkins has granted the Company certain rights of first negotiation to inventions made by Drs. Ts'o and Miller in their laboratories in the area of oligonucleotides and inventions made by investigators at Johns Hopkins in the course of research funded by the Company, which inventions are not otherwise included in the Ts'o/Miller/Hopkins Agreements. The Company has agreed to pay Dr. Ts'o, Dr. Miller and Johns Hopkins royalties on net sales of products covered by the issued patents and patent applications, but not the related technology, licensed to the Company under the Ts'o/Miller/Hopkins Agreement. The Company has also agreed to pay certain minimum royalties prior to commencement of commercial sales of such products, which royalties may be credited under certain conditions against royalties payable on subsequent sales. Subject to certain rights of early termination, the Ts'o/Miller/Hopkins Agreements remain in effect for the life of the last-to-expire patent licensed under the respective agreements or until abandonment of the last-pending patent application licensed under the respective agreements.

         As of December 31, 1996 the Company owed Johns Hopkins $627,271, of which $200,000 consists of royalty payments for 1995 and 1996. The remainder consists of the Company's outstanding obligation to provide funds for a post-doctoral program at Johns Hopkins. In February, 1997 the Company paid Johns Hopkins $100,000 towards the Company's post-doctoral support obligations. The Company is in the process of negotiations with Johns Hopkins as to the payment of a portion of the balance due in securities rather than cash. On February 14, 1997, the Company received notice from Johns Hopkins that the Company was in material breach of the Johns Hopkins Agreement. The Johns Hopkins Agreement provides that, if a material payment default is not cured within 90 days of receipt of the notice of the breach, Johns Hopkins may terminate the Johns Hopkins Agreement. Such a termination could have a material adverse effect on the Company.

         In July 1991, a trust as to which Mr. Hale, a former Board member, has shared voting and investment power acquired 25,000 shares of convertible preferred stock of the Company (which converted into 12,500 shares of the Company's Common Stock upon the closing of the Company's initial public offering in December 1991) at a purchase price of $50,000, including a promissory note of $49,975, secured by the shares of stock. The note, which bears interest at the rate of 8% per annum (compounded annually), had an outstanding balance including accrued interest of approximately $76,380 at December 31, 1996, and, as amended, was forgiven by the Board of Directors on December 30, 1996 in return for the cancellation of the 12,500 shares of Common Stock which secured the note. As of March 5, 1997, this cancellation had not yet been effected.

         In February 1991, in connection with the acquisition of JBL, the Company assumed certain leases between JBL and Granada Associates and Sueldo Associates, both of which are affiliates of Drs. Brown and Klem. Dr. Brown is currently Vice President of the Company and President of JBL. Dr. Klem is Vice President of the Company and Chairman of the Board of JBL. The current aggregate monthly payment under such leases is approximately $32,000.

         See "Compensation Committee Interlocks and Insider Participation" for a description of certain arrangements between Genta Jago and Gensia. Genta's Chairman and Chief Executive Officer is a member of Gensia's Scientific Advisory Board.

                                 PROPOSAL THREE
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has selected the firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ended December 31, 1997, subject to ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since the Company's inception in February 1988. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

         THE  BOARD OF  DIRECTORS  UNANIMOUSLY  RECOMMENDS  A VOTE FOR  PROPOSAL
THREE.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the 1998 annual meeting of stockholders of the Company must be received by the Company at the offices of the Company, at 3550 General Atomics Court, San Diego, California 92121 no later than November 14, 1997 in order to be included in the proxy statement and form of proxy relating to such annual meeting.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, executive officers and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and the Company is required to identify in this proxy statement those persons who failed to timely file these reports. All of the filing requirements were satisfied except for an Annual Statement on Form 5 for Robert Wang. In making this disclosure, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that have been filed with the SEC.

                                  OTHER MATTERS

         The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

         Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

                                          By order of the Board of Directors,

                                          /s/ Thomas H. Adams
                                          -------------------
                                          Thomas H. Adams, Ph.D.
                                          Chairman of the Board and
                                          Chief Executive Officer

Dated:  March 14, 1997

                                                                      EXHIBIT A
                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               GENTA INCORPORATED

         GENTA INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of Genta Incorporated, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the corporation, and declaring that such amendment is advisable and that such amendment should be submitted to the stockholders of the corporation for approval. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the first paragraph of Section A of Article IV of the Restated Certificate of Incorporation, as amended, of this corporation be amended to substantially read as follows:

                  "A.  Classes  of  Stock.  The  total  number  of shares of all classes of capital stock which the corporation shall have authority to issue is seventy-five million (75,000,000) of which seventy million (70,000,000) shares of the par value of One Tenth of One Cent ($.001) each shall be Common Stock (the "Common Stock") and Five Million (5,000,000) shares of the par value of One Tenth of One Cent ($.001) each shall be Preferred Stock (the "Preferred Stock"). At the time this amendment becomes effective, each ten shares of the Common Stock, par value of One Tenth of One Cent ($.001) per share, issued and outstanding at such time shall be, and hereby are, reduced and converted into one fully paid and nonassessable share of Common Stock, par value of One Tenth of One Cent ($.001) per share, of the corporation as herein authorized. Each outstanding stock certificate of this corporation which immediately prior to the time this amendment becomes effective represented one or more shares of Common Stock, par value of One Tenth of One Cent ($.001) per share, shall thereafter represent the number of whole shares of Common Stock, par value of One Tenth of One Cent ($.001) per share, determined by dividing the number of shares represented by such certificate immediately prior to the time this amendment becomes effective by ten and rounding such number up to the next whole integer. The amount of capital represented by the new shares in the aggregate at the time this Certificate of Amendment becomes effective shall be adjusted by the transfer of One Tenth of One Cent ($.001) from the capital account of the Common Stock to the additional paid in capital account for each new share issued (except for new shares issued as the result of rounding up fractional shares in which case no capital adjustment shall be made), such transfer to be made at such time. The corporation shall not be required to issue or deliver any fractional shares of Common Stock. There shall be designated as capital in respect of such new shares an amount equal to the aggregate par value of such shares. Upon surrender by a holder of Common Stock of a certificate or certificates for Common Stock, par value of One Tenth of One Cent ($.001), duly endorsed, at the office of the corporation, the corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock, par value of One Tenth of One Cent ($.001) per share, to which such holder shall be entitled as aforesaid."

         SECOND: Thereafter, pursuant to resolutions of the corporation's Board of Directors, the amendment was submitted to the stockholders of the corporation for approval at a Meeting of Stockholders, and such meeting was called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware. The necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: The said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Thomas H. Adams, its Chairman of the Board, and by Robert Wang, its Vice President, as of this ____ day of ________, 1997.

                                             GENTA INCORPORATED


                                             By
                                             ----------------------
                                               Thomas H. Adams
                                             Chairman of the Board

Attest:



------------------------------
            Robert Wang
           Vice President

                               GENTA INCORPORATED
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      FOR ANNUAL MEETING ON APRIL 4, 1997.

         The undersigned stockholder of Genta Incorporated (the "Company") acknowledges receipt of Notice of Annual Meeting of Stockholders and the Proxy Statement each dated March 14, 1997 and the undersigned revokes all prior proxies and appoints Thomas H. Adams, Robert Wang, or either of them, proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Meeting of Stockholders to be held at the Hyatt Regency, 3777 La Jolla Village Drive, La Jolla, California at 11:00 a.m. on April 4, 1997 and any postponement or adjournment thereof, and instructs said proxies to vote as follows:

         1. APPROVAL FOR A ONE FOR TEN REVERSE SPLIT OF THE COMPANY'S OUTSTANDING COMMON STOCK AND DECREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK:

         [  ]      FOR            [  ]    AGAINST         [  ]  ABSTAIN


         2.       ELECTION OF DIRECTORS:

         [  ]     FOR the Class III nominee listed below



         [  ]     WITHHOLD AUTHORITY  to vote for the Class  III nominee listed below


         Robert E. Klem, Ph.D.

         3. TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY:

         [  ]     FOR            [  ]    AGAINST         [  ]  ABSTAIN

         4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE REVERSE STOCK SPLIT AND REDUCTION IN THE NUMBER OF AUTHORIZED SHARES OF COMPANY COMMON STOCK, FOR THE ELECTION OF THE CLASS III NOMINEE FOR DIRECTOR, AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                                        GENTA INCORPORATED
                                        BOARD OF DIRECTORS PROXY
                                        Meeting of Stockholders April 4, 1997


                                        Dated:_______________________________


                                        ---------------------------------------
                                              (Signature of Stockholder)


                                        ---------------------------------------
                                              (Signature of Stockholder)

         Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder must sign.

         PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.